SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of
1934

                               [Amendment No.           ]

Filed by the Registrant /x/
Filed by a Party other than the Registrant / /

Check the appropriate box:

/ /Preliminary Proxy Statement
/x/Definitive Proxy Statement
/ /Definitive Additional Materials
/ /Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-
12

                               THE PROCTER & GAMBLE COMPANY
                     (Name of Registrant as Specified in Its Charter)

                                     TERRY L. OVERBEY
                        (Name of Person(s) Filing Proxy Statement

Payment of Filing Fee (Check the appropriate box):

/x/$125 per Exchange Act Rules 0-11)(c)(1)(ii), 14a-6(j)(2).
/ /$500 per each party to the controversy pursuant to Exchange Act
   Rule 14a-6(i)(3).
/ /Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

   1)  Title of each class of securities to which transaction applies:

       ..........................................................

   2)  Aggregate number of securities to which transaction applies:

       ..........................................................

   3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*

       ..........................................................

   4)  Proposed maximum aggregate value of transaction:

       ..........................................................

*Set forth the amount on which the filing fee is calculated and state how it was determined.

/ /Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   1)  Amount Previously Paid: ________________________________
   2)  Form Schedule or Registration Statement No.: ___________
   3)  Filing Party: __________________________________________
   4)  Date Filed: ____________________________________________

                                  P&G



            T H E   P R O C T E R   &   G A M B L E   C O M P A N Y









                          NOTICE OF ANNUAL MEETING

                                    AND

                             PROXY STATEMENT









                             ANNUAL MEETING OF
                               SHAREHOLDERS

                              OCTOBER 11, 1994

                                    P&G


                         THE PROCTER & GAMBLE COMPANY
                                 PO BOX 599
                         CINCINNATI, OHIO  45201-0599


                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS


                                    September 2, 1994


   The annual meeting of shareholders of The Procter & Gamble Company will be held at the General Offices of the Company, Two Procter & Gamble Plaza, Cincinnati, Ohio 45202-3314 on Tuesday, October 11, 1994 at 12 o'clock noon, Eastern Daylight Time. Attendance at the annual meeting will be limited to shareholders, those holding proxies from shareholders and representatives of the press and financial community. If you wish to attend the meeting but your shares are held in the name of a broker, trust, bank or other nominee, you should bring with you a proxy or letter from the broker, trustee, bank or nominee confirming your beneficial ownership of the shares.

   The purposes of this meeting are:

   A. To hear the reading of the minutes of the annual meeting of shareholders held October 12, 1993 and to act thereon if they are incorrectly recorded;

   B.  To receive reports of officers;

   C. To elect six members of the Board of Directors with terms expiring at the annual meeting in 1997, as described at pages 3-4 in the accompanying proxy statement;

   D. To consider and act upon a proposal described at page 18 in the proxy statement to ratify the appointment of independent auditors;

   E. To consider and act upon a proposal described at page 19 in the proxy statement to ratify the adoption of The Procter & Gamble 1993 Non-Employee Directors' Stock Plan;

   F. To consider and act upon, if presented at the meeting, proposals submitted by certain shareholders as described at pages 19-24 in the proxy statement; and

   G. To consider such other matters as may properly come before the meeting.

   Shareholders of record at the close of business on Friday, August 12, 1994 will receive notice of and be entitled to vote at the meeting.

   Shareholder attendees who are hearing-impaired should identify themselves on registration at the meeting so they can be directed to a special section where an interpreter will be available.

   A copy of the annual report of the Company for the fiscal year ended June 30, 1994 has been mailed to each shareholder of record as of August 12, 1994.

   SHAREHOLDERS ARE URGED TO EXECUTE THE ENCLOSED PROXY AND RETURN IT PROMPTLY, WHETHER OR NOT THEY EXPECT TO ATTEND THE MEETING. ANY PROXY NOT DELIVERED AT THE MEETING SHOULD BE MAILED TO REACH THE COMPANY'S PROXY TABULATOR, CHEMICAL BANK, CHURCH STREET STATION, PO BOX 24966, NEW YORK, NY 10242-4966 BY 9:00 A.M. ON TUESDAY, OCTOBER 11, 1994 (OR USE THE ENCLOSED SPECIAL POSTAGE-PAID ENVELOPE FOR MAILING IN THE UNITED STATES).

                                 By order of the Board of Directors,

                                       TERRY L. OVERBEY
                                                 Secretary

                           PROXY STATEMENT

                     THE PROCTER & GAMBLE COMPANY

      ANNUAL MEETING OF SHAREHOLDERS TO BE HELD OCTOBER 11, 1994



               SOLICITATION AND REVOCATION OF PROXIES

   The enclosed proxy is being solicited by the Board of Directors of the Company. In addition to the solicitation by mail, proxies may be solicited in person or by telephone or telegraph; such solicitation on behalf of the Proxy Committee of the Board may be made by Directors, officers and regular employees of the Company and by representatives of Georgeson & Company Inc., a proxy solicitation firm. The Company has agreed to pay Georgeson & Company Inc. a fee of $16,000, plus reasonable expenses, for its services in this regard. Any proxy given pursuant to this solicitation may be revoked by notice from the person giving the proxy at any time before it is exercised. Any such notice of revocation should be provided in writing signed by the shareholder in the same manner as the proxy being revoked and delivered to the Company's proxy tabulator, Chemical Bank, Church Street Station, PO Box 24966, New York, NY 10242-4966.

   The expense of making the solicitation will consist of preparing and mailing the proxies and proxy statements; any expenses incurred by Company representatives in making the contacts referred to above; charges of brokerage houses and other custodians, nominees or fiduciaries for forwarding documents to security owners; costs of returning the proxies; and fees of Chemical Bank for tabulating the responses. These are the only contemplated expenses of solicitation, and they will be paid by the Company.

                         VOTING RIGHTS

   The holders of record of the Company's Common Stock and Series A and B ESOP Convertible Class A Preferred Stock at the close of business on Friday, August 12, 1994 are entitled to vote on matters to come before the meeting. On that date, 684,700,179 shares of Common Stock, 34,108,617 shares of Series A ESOP Convertible Class A Preferred Stock and 19,142,418 shares of Series B ESOP Convertible Class A Preferred Stock were issued and outstanding. As provided in the Amended Articles of Incorporation, each share of Common and Series A and B ESOP Convertible Class A Preferred Stock is entitled to one vote.

   Participants in The Procter & Gamble Dividend Reinvestment Plan (for public shareholders) and The Procter & Gamble Stock Investment Program (for employees and retirees) are entitled to vote shares of the Company's Common Stock held for their account under these programs pursuant to omnibus proxies executed in their favor by the Trustee of such programs, Morgan Guaranty Trust Company of New York.

   Participants in The Procter & Gamble Profit Sharing Trust and Employee Stock Ownership Plan and The Procter & Gamble/Noxell Transitional Plan have the right to instruct the Trustees of any Trust under such Plans in which they are participating as to how to vote shares of stock allocated to their accounts. The Plans also provide that the Trustees of each Trust shall vote any shares allocated to accounts of participants as to which such instructions have not been received, in direct proportion to the voting of allocated shares as to which voting instructions have been received. In addition, the Plans provide that the Trustees shall vote unallocated shares of stock held in such a Trust in direct proportion to the voting of allocated shares in such Trust as to which voting instructions have been received.

   The vote required for the election of Directors and approval of the other proposals is set forth in the discussion of each item to be voted upon.

                     ELECTION OF DIRECTORS

   The Regulations of the Company provide that the Board of Directors shall consist of three classes of Directors with overlapping three-year terms. One class of Directors is to be elected each year with terms extending to the third succeeding annual meeting after such election. The Regulations provide that the Board shall maintain the three classes so as to be as nearly equal in number as the then total number of Directors permits.

   Pursuant to the provisions of the Regulations described above, there are six Directors of the Company whose terms expire at the annual meeting in 1994. The six Directors whose terms are expiring in 1994 are described in the section immediately below. It is the Board's intention that these six persons will be nominated for new terms extending to the annual meeting in 1997 and until their successors are duly elected. Proxies received in response to this solicitation will be voted, unless such authority is withheld, in favor of the election of the six nominees named in that section. In the election of members of the Board of Directors the six candidates receiving the most votes will be elected. While there is no reason to believe that any of the nominees will, prior to the date of the meeting, refuse or be unable to accept the nomination, should any nominee or nominees so refuse or become unable to accept, it is the intention of the persons named in the proxy to vote for such other person or persons as the Directors may recommend.

   Directors whose terms expire at the annual meetings in 1995 and 1996 are described in separate sections below.

     NOMINEES FOR ELECTION AS DIRECTORS WITH TERMS EXPIRING IN 1997

David M. Abshire, Ph.D. - President, Center for Strategic and International
   Studies, Washington, DC. Director of Ogden Corporation; Director of the Company since 1987; member of the Audit and Nominating Committees; age 68.

Edwin L. Artzt - Chairman of the Board and Chief Executive.  Director of
   American Express Company, Delta Air Lines, Inc., GTE Corporation and Teradyne, Inc.; Director of the Company from 1972 to 1975 and since 1980; member of the Executive Committee; age 64.

Norman R. Augustine - Chairman and Chief Executive Officer, Martin Marietta
   Corporation (aerospace, electronics, information management, materials and energy systems and products). Director of Martin Marietta Corporation and Phillips Petroleum Company; Director of the Company since 1989; Chairman of the Compensation Committee and member of the Executive Committee; age 59.

Richard J. Ferris - Co-Chairman, Doubletree Corporation.  Director of
   Doubletree Corporation and Amoco Corporation; Director of the Company since 1979; member of the Audit, Executive and Nominating Committees; age 58.

John G. Smale - Retired Chairman of the Board and Chief Executive.
   Chairman of the Board of Directors of General Motors Corporation; Director of J. P. Morgan & Co. Incorporated and its subsidiary Morgan Guaranty Trust Company of New York; Director of the Company since 1972; Chairman of the Executive Committee; age 67.

Marina v.N. Whitman, Ph.D. - Professor of Business Administration and
   Public Policy, University of Michigan. Director of Aluminum Company of America, Browning-Ferris Industries, Inc., Chemical Banking Corporation and its subsidiary Chemical Bank, and Unocal Corporation; Director of the Company since 1976; Chairman of the Nominating Committee and member of the Audit and Compensation Committees; age 59.

   All of the nominees for election as Directors with terms expiring in 1997, except Mr. Ferris and Dr. Whitman, have been, or were prior to retirement, executive officers of their respective employers for more than the past five years. Prior to his association with Doubletree Corporation (formerly Guest Quarters Hotels LP) in October, 1992, Mr. Ferris was a private investor for more than five years following his resignation as Chairman and Chief Executive Officer of UAL Corporation (formerly Allegis Corporation - travel related services) in June, 1987. Prior to her appointment at the University of Michigan effective September 1, 1992, Dr. Whitman was Vice President and Group Executive, General Motors Corporation, for more than five years.

              DIRECTORS WITH TERMS EXPIRING IN 1995

Joseph T. Gorman - Chairman and Chief Executive Officer, TRW Inc.
   (electronic, automotive, industrial and aerospace equipment). Director of TRW Inc. and Aluminum Company of America; Director of the Company since 1993; member of the Compensation and Nominating Committees; age 56.

Robert A. Hanson - Retired Chairman and Chief Executive Officer, Deere &
   Company (agricultural and industrial equipment). Director of Dun & Bradstreet, R. R. Donnelly & Sons Company and Merrill Lynch & Co., Inc.; Director of the Company since 1983; member of the Compensation and Executive Committees; age 69.

Jerry R. Junkins - Chairman, President and Chief Executive Officer, Texas
   Instruments Incorporated (semiconductors, defense electronic systems and other electronic products). Director of Texas Instruments Incorporated, Caterpillar, Inc. and 3M; Director of the Company since 1988; Chairman of the Audit Committee and member of the Compensation and Executive Committees; age 56.

Joshua Lederberg, Ph.D. - Professor and President Emeritus, The Rockefeller
   University. Director of the Company since 1984; member of the Audit and Nominating Committees; age 69.

John E. Pepper - President.  Director of Xerox Corporation; Director of the
   Company since 1984;  age 56.

Robert D. Storey - Partner in the law firm of Thompson, Hine and Flory,
   Cleveland, Ohio. Director of Bank One, Cleveland, GTE Corporation and The May Department Stores Company; Director of the Company since 1988; member of the Audit and Nominating Committees; age 58.

   All of the Directors with terms expiring in 1995, except Mr. Storey, have been, or were prior to retirement, executive officers of their respective employers for more than the past five years. Mr. Storey was a partner in the law firm of Burke, Haber & Berick Co., L.P.A. and its successor firm, McDonald, Hopkins, Burke & Haber Co., L.P.A., Cleveland, Ohio, for more than five years prior to joining Thompson, Hine and Flory on January 1, 1993.

   Each of the Directors with terms expiring in 1995 was elected a Director by the shareholders at the annual meeting in 1992 except Mr. Gorman, who was elected a Director on December 8, 1992 to fill a vacancy resulting from a retirement from the Board.

                  DIRECTORS WITH TERMS EXPIRING IN 1996

Donald R. Beall - Chairman and Chief Executive Officer, Rockwell
   International Corporation (electronics, aerospace, automotive components, industrial automation and graphics systems). Director of Rockwell International Corporation, Amoco Corporation and Times-Mirror Company; Director of the Company since 1992; member of the Compensation and Nominating Committees; age 55.

Gordon F. Brunner - Senior Vice President.  Director of the Company since
   1991; age 55.

Richard B. Cheney - Senior Fellow, American Enterprise Institute for Public
   Policy Research, Washington, DC.  Director of IGI Inc., Morgan Stanley
   & Co., Incorporated, Union Pacific Corporation and U S WEST, Inc.; Director of the Company since 1993; member of the Audit and Nominating Committees; age 53.

Harald Einsmann - Group Vice President.  Director of Thorn EMI plc;
   Director of the Company since 1991; age 60.

Durk I. Jager - Executive Vice President.  Director of the Company since
   1989; age 51.

Charles R. Lee - Chairman and Chief Executive Officer, GTE Corporation
   (telecommunication services). Director of GTE Corporation, Contel Cellular Inc., United Technologies Corporation and USX Corporation. Director of the Company since March 8, 1994; member of the Audit and Nominating Committees; age 54.

   All of the Directors with terms expiring in 1996 have been executive officers of their respective employers for more than the past five years except Mr. Cheney. Mr. Cheney has been a Senior Fellow at the American Enterprise Institute for Public Policy Research, Washington, DC, since January, 1993. Prior to that, Mr. Cheney was Secretary of Defense of the United States from March 17, 1989 to January 20, 1993, following service as a member of the U.S. House of Representatives since 1978.

   Each of the Directors with terms expiring in 1996 was elected a Director by the shareholders at the annual meeting in 1993 except Mr. Lee . Mr. Lee was elected a Director on March 8, 1994 to succeed Gerald V. Dirvin effective upon his retirement.

                    COMMITTEES OF THE BOARD

   The EXECUTIVE COMMITTEE (established in 1905). As prescribed by the Regulations of the Company, the Committee has the authority of the Board of Directors for the management of the business and affairs of the Company between meetings of the Board.

   The AUDIT COMMITTEE (established in 1940) met five times during the fiscal year ended June 30, 1994 with representatives of Deloitte & Touche and financial management to review accounting, control, auditing and financial reporting matters. The Committee is responsible, among other things, for recommending to the Board the firm of independent auditors to be retained, approving professional services rendered and reviewing the scope of the annual audit and reports and recommendations submitted by the independent audit firm, which regularly meets privately with the Committee.

   The NOMINATING COMMITTEE (established in 1972) met seven times during the fiscal year ended June 30, 1994. The Nominating Committee is responsible for establishing the criteria for and reviewing the qualifications of individuals for election as members of the Board. When a vacancy on the Board occurs or is anticipated the Committee presents its recommendation of a replacement Director to the Board. The Committee also makes recommendations as to exercise of the Board's authority to determine the number of its members, within the limits provided by the Regulations of the Company. Shareholders wishing to communicate with the Nominating Committee concerning potential Director candidates may do so by corresponding with the Secretary of the Company and including the name and biographical data of the individual being suggested.

   The COMPENSATION COMMITTEE met five times during the fiscal year ended June 30, 1994. The Compensation Committee (or its predecessor Committees, which served the same function under different names and which were established commencing in 1960) is responsible for fixing or agreeing to the salary and other compensation of all principal officers of the Company elected by the Board, and advising the Chief Executive on policy matters concerning officers' compensation. The Compensation Committee is also responsible for administration of The Procter & Gamble 1992 Stock Plan as approved at the annual meeting of shareholders on October 13, 1992. The authority of the Committee under the Plan includes selection of key employees for participation in the Plan and determination of numbers of stock options and stock appreciation rights and amounts of restricted and unrestricted stock to be awarded to such employees pursuant to the Plan. The Committee is also charged with on-going administration and interpretation of the Plan and of its predecessor plans, The Procter & Gamble 1983 Stock Plan and the Plan for Use of Shares in Payment of Remuneration, both of which have been superseded as to new grants by The Procter & Gamble 1992 Stock Plan.

    CERTAIN ADDITIONAL INFORMATION CONCERNING THE BOARD OF DIRECTORS

   During the fiscal year ended June 30, 1994 a total of 11 meetings of the Board and 18 meetings of Committees of the Board were held. Average attendance at these meetings by nominees and incumbents serving as Directors during the past year was in excess of 94%.

   During the fiscal year ended June 30, 1994 Directors who were not employees of the Company were paid retainers at the rate of $30,000 per year, plus a fee of $1,000 for each Board or Board Committee meeting attended. In addition, non-employee Directors who served on Board Committees were paid retainers at the rate of $5,000 (for Committee Chairmen) or $3,000 (for Committee members) per year. The Company does not pay directors' fees to Directors who are employees of the Company. Directors who are not employees of the Company are also provided insurance coverage in the amount of $750,000 payable in the event of accidental death or disability occurring while traveling on Company business. Such Directors also receive reimbursement for expenses of such travel.

   Fees otherwise payable to a Director who has elected to come under The Procter & Gamble Deferred Compensation Plan for Directors are credited to such Director's account but not funded. Interest is credited to such an account at the end of each month at the prime rate then in effect at Morgan Guaranty Trust Company of New York. Such a deferred compensation account is payable either upon the retirement of the Director or after a term of years specified by the electing Director, at the Director's option, elected in advance of being earned. Directors may also elect to convert a portion or all of their fees for services as a Director into Common Stock of the Company pursuant to The Procter & Gamble 1993 Non-Employee Directors' Stock Plan.

   Directors who are not employees of the Company are covered by a retirement plan pursuant to which retirement benefits are payable to any such Director who has served at least five years since original election to the Board. The annual retirement benefit under this plan is specified as the amount of the annual retainer for Board service in effect at the time of retirement, payable quarterly for as many calendar quarters following retirement as the retired Director served prior to retirement, or until death, whichever occurs first. This retirement benefit is partly in recognition of the availability of retired Directors as a continuing resource for consultation by the Chief Executive as appropriate. There are no survivor benefits payable under this plan.

   Effective January 1, 1992, as part of its overall program of support for charitable institutions and as an aid in attracting and retaining qualified Directors, the Board of Directors established a Charitable Gifts Program funded by life insurance on the lives of the non-employee members of the Board of Directors and the Chairman of the Board and Chief Executive. Directors derive no financial benefit from the Program since all insurance proceeds and charitable deductions accrue solely to the Company. Under this Program the Company intends to make charitable contributions of up to a total of $1 million following the death of any such participant with such contribution to be allocated in accordance with each participant's recommendations among up to five charitable organizations. The following current and retired Directors of the Company are participants in this
Program: David M. Abshire, Edwin L. Artzt, Norman R. Augustine, Donald R. Beall, Theodore F. Brophy, Richard B. Cheney, Richard J. Ferris, Joseph T. Gorman, Robert A. Hanson, Jerry R. Junkins, Joshua Lederberg, Charles R. Lee, Walter F. Light, David M. Roderick, John G. Smale, Robert D. Storey and Marina v.N. Whitman. Beneficiary organizations designated under this Program must be tax-exempt under Section 501(c)(3) of the Internal Revenue Code, and donations ultimately paid by the Company will be deductible against federal and other income taxes payable by the corporation in accordance with the tax laws applicable at the time. Because of such deductions and use of insurance, the Program should result in little or no long-term cost to the Company under present law.

              REPORT OF THE COMPENSATION COMMITTEE OF THE
              BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

OVERVIEW

   The Compensation Committee of the Board of Directors (the "Committee") consists entirely of outside, non-employee Directors. The Committee establishes and regularly reviews executive compensation levels and policies, and authorizes short- and long-term awards in the form of cash or stock. All awards are made within the authority of the Additional Remuneration Plan, which dates back to 1949, and The Procter & Gamble 1992 Stock Plan.

   Compensation for executives is based on the principles that compensation must (a) be competitive with other quality companies in order to help acquire, motivate and retain the talent needed to lead and grow Procter & Gamble's business; and (b) provide a strong incentive for key managers to achieve the Company's goals.

   Procter & Gamble has an enviable record of recruiting, training and developing all of its executive talent from within -- an achievement few other corporations have matched. In addition, the Company's long-term performance, as measured by sales and earnings growth and other relevant measures, has been very positive. This record suggests the principles that drive our compensation program have, over time, delivered the desired results.

   Executive compensation is based on performance against a combination of financial and non-financial measures including business results and developing organization capacity. In addition, employees are expected to uphold the fundamental principles embodied in the Company's Statement of Purpose and Environmental Quality Policy. These include a commitment to integrity, doing the right thing, maximizing the development of each individual, developing a diverse organization, and continually improving the environmental quality of our products and operations. In upholding these financial and non-financial objectives, executives not only contribute to their own success, but also help ensure our business, employees, shareholders and the communities in which we live and work will prosper.

ELEMENTS OF EXECUTIVE COMPENSATION

   It is the Company's long-standing policy that variable, at-risk compensation, both annual and long-term, should make up a significant portion of executive compensation. Depending upon the level of the executive, the Company targets between 40% and 60% of executive compensation (other than retirement credits) to be variable, at-risk elements. When the Company achieves solid earnings growth and stock price appreciation, executive compensation levels will equal or exceed the middle compensation range for a comparative group of companies. This group includes a combination of leading consumer products companies and other corporations of size and reputation comparable to Procter & Gamble (and with which Procter & Gamble must compete in hiring and retaining the employees it needs). The composition of this group is updated periodically.

   The Committee believes the compensation levels of the Company's executive officers are competitive and in line with those of comparable companies.

   Annual compensation elements include base salary and two forms of incentives, the Performance Bonus Award and the Profit Incentive Award. Long-term incentive compensation includes stock options and an Earnings Progress Award (cash or stock) related to real (greater than average growth of the economy) earnings per share growth.

   In addition, executives participating in The Procter & Gamble Profit Sharing Trust and Employee Stock Ownership Plan receive retirement awards in the form of stock restricted (non-transferable and subject to forfeiture) until retirement, or in some cases, cash deferred until retirement. These awards make up the difference between the Internal Revenue Code limit on contributions that can be made to that Plan and what would normally be contributed by the Company to the executive's account. The Procter & Gamble Profit Sharing Trust and Employee Stock Ownership Plan is a qualified plan providing retirement benefits for U.S.-based employees.

ANNUAL COMPENSATION

   Annual compensation consists of base salary and two forms of annual incentives.

   Executive pay ranges are established based on a careful examination of survey data from a comparative group of companies gathered by a leading consulting firm specializing in executive compensation. A number, but not all, of these companies are included in the line of business index shown on the performance graph. Executive compensation ranges are targeted to be in the middle of this group of companies. Within the established range structure, the Committee approves changes in amounts of executive compensation based on individual performance evaluations and time in position.

   One annual incentive award, the Performance Bonus Award, is based on an evaluation of each executive's individual performance. A separate annual award, the Profit Incentive Award, is tied to the net profit achievement of the Company and/or certain business units as compared to preset goals. If these profits, after any adjustments for unusual items, are not delivered, no awards are made.

   Senior management and the Committee believe that differences in performance should result in significantly different levels of annual cash compensation.

LONG-TERM INCENTIVES

   Long-term incentives consist of stock options and Earnings Progress Awards, with the latter consisting of cash or stock awards related to earnings per share growth. Both types of awards serve to focus executive attention on the long-term performance of the business.

   The Company makes stock option grants annually at no less than 100% of the market price on the date of grant. Stock appreciation rights (SARs) are granted instead of options in a few countries where the holding of foreign stock is restricted. These grants and rights are fully exercisable after one year and have a ten year life. The number of shares normally awarded is based on a formula that uses a multiple of annual compensation divided by the average stock price over the past five years. Option awards will vary in size based on position level (more senior managers receive a higher multiple) and performance evaluation ratings. These awards are designed to be competitive with awards made by companies in the survey group. The number of option shares currently held by each executive is not considered in determining awards. Grants are only made to employees who have demonstrated a capacity for contributing in a substantial way to the success of the Company. Stock options encourage these managers to become owners of the business, which helps to further align their interests with the shareholders. Options have no value unless the price of the Company's stock increases, since they are exercisable only by the employee and cannot be transferred except in case of death.

   To support the Company's desire to increase management's stock ownership, the Committee approved a share retention program for managers participating in the stock option program. Specific guidelines require optionees to achieve and then retain a multiple of their base salary in
shares of Procter & Gamble stock.   Higher level managers are required to
retain a larger multiple. The Chief Executive's multiple is three times base salary. Stock options which lead to equity ownership in the Company provide a direct link between executive compensation and shareholder value creation.

   Earnings Progress Awards in the form of restricted stock or deferred cash related to real growth in earnings per share are made to only our highest level managers. These awards are made only when earnings per share, after any adjustments for unusual items, increase over the most recent three-year period at a rate in excess of the Gross Domestic Product Implicit Price Deflator ("GDP deflator") which measures the overall growth in the economy. For the purpose of calculating awards under this program, 1993-94 earnings per share was lowered for all participants to remove the positive earnings impact arising from the strategic restructuring and other related business actions taken last year as committed to by the Committee.

   Awards can range from 0% to 100% of the Performance Bonus Award. No awards are paid if the Company's three-year average earnings per share growth does not exceed the three-year average GDP deflator movement by at least one percent. Also, the Company's latest fiscal year's earnings per share, adjusted for unusual items, must exceed that of the prior year. These awards are generally made in the form of stock, restricted for a term of years or until retirement.

   Except for certain executives who were directly involved in the derivatives transactions that resulted in the $102MM after-tax charge to earnings, the Committee felt the Company's incentive plan participants should not have their compensation negatively affected in a year where their efforts resulted in record profits and unit volume, increased market share and improved profit margins.

   The Committee has reviewed the new federal tax legislation limiting the deduction available for compensation paid to the Company's named executives under Internal Revenue Code Section 162(m). Although the Internal Revenue Service has not yet issued final regulations interpreting Section 162(m), the Committee believes that option and SAR grants under the 1992 Stock Plan meet the requirements for deductible compensation. The Committee will review the Company's executive compensation plans over the next year to determine what changes, if any, should be made as a result of the Section 162(m) limitation on deductibility. The potential tax liability from the loss of deductibility over the next year is nominal.

COMPENSATION OF THE CHIEF EXECUTIVE

   The compensation of Edwin L. Artzt, Chairman of the Board and Chief Executive, consists of the same elements as for other senior executives, namely base salary, annual incentives, stock options, and awards for real growth in earnings per share.

   In determining Mr. Artzt's compensation package, the Committee reviewed the Company's financial and business performance for 1993-94. This review was based on a number of factors including sales, earnings, unit volume, market share, profit margins, return on equity, growth in earnings, and total shareholder return. The Committee does not assign relative weights or rankings to each of these factors, but instead makes a subjective determination based on consideration of all such factors. In addition, the Committee also noted significant progress in the Company's long-term initiatives. Profit centers in all parts of the business are successfully bringing savings to the bottom line as a result of restructuring efforts. The Company's strategy of offering consumers products providing better value continues to move ahead worldwide. The Company has made strategic investments in International acquisitions and joint ventures as well as a number of brand expansions and new brands that will support the Company's long-term growth expectations.

   Mr. Artzt's base salary was established based on the Committee's evaluation of his performance toward the achievement of the Company's financial, strategic and other goals, his length of service as Chief Executive, and competitive chief executive officer pay information. His Performance Bonus Award was based on the Committee's overall evaluation of his individual performance.

     Although the final amount has not yet been determined, it is expected that Mr. Artzt will qualify for a Profit Incentive Award for 1993-94 in the amount of approximately $420,000. Mr. Artzt requested the Committee to reduce his expected award by $100,000, as he did not feel he should receive his full award in a year in which earnings were affected by the derivatives charge. The Committee accepted Mr. Artzt's compensation reduction request even though he was not involved in the transactions and was not aware of the problem until shortly before the public disclosure on April 12, 1994. The Committee noted that Mr. Artzt's compensation would be viewed as conservative versus competitive levels even before the voluntary reduction.

   The Chief Executive's Earnings Progress Award reflecting real growth in earnings per share, after adjustments for unusual items, over the most recent three fiscal years was calculated on the same basis as for all other covered executives. It was equal to 36.5% of his Performance Bonus Award.

   Mr. Artzt's 1994 stock option grant, as with other optionees, was based on competitive survey data and the Committee's judgment of Mr. Artzt's strategic contributions to the long-term success of the Company.

                       Norman R. Augustine, Chairman    Joseph T. Gorman
                       Donald R. Beall                  Jerry R. Junkins
                       Robert A. Hanson                 Marina v.N. Whitman

                     EXECUTIVE COMPENSATION TABLES

   The following tables and notes present the compensation provided by the Company to its Chief Executive officer, and to each of the Company's four most highly compensated executive officers, other than the Chief Executive, for services rendered in all capacities to the Company for the fiscal years ended June 30, 1994, 1993, and 1992.

                      SUMMARY COMPENSATION TABLE
                  (DOLLAR FIGURES SHOWN IN THOUSANDS)

Name and                      Annual Compensation
                    ______________________________________________
Principal                                           Other Annual
Position            Year      Salary    Bonus(1)   Compensation(2)
_______________    _______   ________  ________    _______________
Edwin L. Artzt     1993-94   $1,270.0  $1,020.0         $0
Chairman of the    1992-93    1,137.5     981.3          0
Board and Chief    1991-92    1,012.5     575.0          0
Executive

John E. Pepper     1993-94     $910.0    $704.0         $0
President          1992-93      835.0     645.3          0
                   1991-92      835.0     756.6          0

Durk I. Jager      1993-94     $672.5    $574.6       $(28.6)(6)
Executive Vice     1992-93      576.7     444.4        (32.7)(6)
President          1991-92      485.0     250.0        (11.5)(6)

Harald Einsmann    1993-94     $565.0    $463.8(7)    $249.9(8)
Group Vice         1992-93      512.5     465.2(7)     440.5(8)
President          1991-92      495.0     454.6(7)     467.0(8)

Gordon F. Brunner  1993-94     $475.0    $372.4         $0
Senior Vice        1992-93      450.0     290.9          0
President          1991-92      408.3     221.1          0

                    Long-Term Compensation
                           Awards
                    _______________________
                                 Securities
Name and           Restricted    Underlying
Principal            Stock       Options/    All Other
Position           Awards(3)(4)  SARs        Compensation(5)
________________   ____________  __________  _______________

Edwin L. Artzt     $255.8        64,000      $334.9
Chairman of the     262.8        61,000       301.2
Board and Chief     575.0        66,000       269.9
Executive

John E. Pepper     $160.7        45,000      $239.1
President           174.5        48,000       223.5
                    390.0        54,000       222.0

Durk I. Jager      $124.2        35,000      $168.8
Executive Vice      122.0        29,000       145.4
President           250.0        32,000       126.9

Harald Einsmann     $55.8        24,000       $256.5
Group Vice           67.3        22,000        237.1
President           145.4        27,000        243.8

Gordon F. Brunner   $82.2        18,000       $125.4
Senior Vice          79.9        20,000        118.7
President           175.0        11,000        108.6

(1) Although the final amount of the Profit Incentive Award for fiscal 1993-94 has not yet been determined, the amount of the expected award has been included.

(2) Any perquisites or other personal benefits received from the Company by any of the named executives were substantially less than the reporting thresholds established by the Securities and Exchange Commission (the lesser of $50,000 or 10% of the individual's cash compensation).

(3) Restricted stock is awarded for growth in earnings per share in excess of the GDP deflator over the most recent three-year period as discussed in the Compensation Committee Report. Restricted stock awarded to the named executives for fiscal year 1993-94 will vest on June 20, 1999 or on retirement, except for Mr. Einsmann whose award of 1,010 shares will vest on June 20, 1995.

(4) The number and value (in thousands of dollars) of aggregate restricted stock holdings of each of the named executives on June 30, 1994 was: Mr. Artzt, 72,821 shares ($3,936.9); Mr. Pepper, 79,787 shares ($4,313.5); Mr. Jager, 22,129 shares ($1,196.3); Mr. Einsmann, 0 shares ($0); Mr. Brunner, 19,463 shares ($1,052.2). The value of the restricted stock is determined by multiplying the total shares held by each named executive by the average high and low price on the New York Stock Exchange on June 30, 1994 ($54.0625). Dividends are paid on all restricted Common Stock at the same rate as paid on the Company's Common Stock.

(5)                                              All Other Compensation (in
   thousands of dollars) -- details for 1993-94:

                                                                 Total
                          Flexible      Imputed   International  All
           Profit Sharing Compensation  Income    Assignment     Other
           and Related    Program       Life      Equalization   Compen-
Name       Contributions  Contributions Insurance Payments       sation
_________  _____________  ____________  ________  ____________   _______

Edwin L. Artzt   $283.6      $45.5      $5.8$        0         $334.9
John E. Pepper    203.2       33.4       2.5         0          239.1
Durk I. Jager     150.2       17.3       1.3         0          168.8
Harald Einsmann     0          0         1.8       254.7        256.5
Gordon F. Brunner 106.1       18.0       1.3         0          125.4

(6) Reimbursement to the Company of foreign tax credits attributable to previous tax equalization payments pertaining to Mr. Jager's earlier service in Japan, as paid in accordance with Company policies applicable generally to managers assigned outside their home countries.

(7) Includes certain amounts of income taxes payable to Belgium on awards of restricted stock, as follows (in thousands of dollars): 1991-92, $54.6; 1992-93, $25.2; and 1993-94, $31.8.

(8) Tax equalization payments to cover incremental taxes required to be paid to Belgium (Mr. Einsmann), as paid in accordance with Company policies applicable generally to managers assigned outside their home countries.

               OPTION GRANTS IN LAST FISCAL YEAR
              (DOLLAR FIGURES SHOWN IN THOUSANDS)

                                % of
                                Total
                   Number of    Options
                   Securities   Granted to
                   Underlying   Employees
                   Options      in           Exercise or  Expiration
Name               Granted(1)   Fiscal Year  Base Price   Date
_____________      __________   ___________  ___________  __________

Edwin L. Artzt      64,000        1.6%       $56.8125     2/25/04
John E. Pepper      45,000        1.2%        56.812      2/25/04
Durk I. Jager       35,000        0.9%        56.8125     2/25/04
Harald Einsmann     24,000        0.6%        56.8125     2/25/04
Gordon F. Brunner   18,000        0.5%        56.8125     2/25/04

                    Potential
                    Realizable Value
                    at Assumed Annual
                    Rates of Stock
                    Price Appreciation
                    for Option Term (2)
                    ___________________
                    (a)                 (b)
Name                 5%                 10%
_______________     ________         ________

Edwin L. Artzt      $2,286.7         $5,794.8
John E. Pepper       1,607.8          4,074.5
Durk I. Jager        1,250.5          3,169.1
Harald Einsmann        857.5          2,173.1
Gordon F. Brunner      643.1          1,629.8

(1)All of these options, which were granted pursuant to The Procter & Gamble 1992 Stock Plan, were non-qualified, were granted at market value on the date of grant, vest on the first anniversary of the date of grant, and have a term of ten years.

(2)We recommend caution in interpreting the financial significance of these figures. They are calculated by multiplying the number of options granted by the difference between a future hypothetical stock price and the option exercise price and are shown pursuant to rules of the Securities and Exchange Commission. They assume the value of Company stock appreciates 5% or 10% each year, compounded annually, for ten years (the life of each option). They are not intended to forecast possible future appreciation, if any, of such stock price or to establish a present value of options. Also, if appreciation does occur at the 5% or 10% per year rate, the amounts shown would not be realized by the recipients until the year 2004. Depending on inflation rates, these amounts may be worth significantly less in 2004, in real terms, than their value today. The Company has not used an alternative formula for valuation as the Company is not aware of any formula which will determine with reasonable accuracy a present value of options based on future unknown or volatile factors.

         AGGREGATED OPTION/STOCK APPRECIATION RIGHT (SAR)
                EXERCISES IN LAST FISCAL YEAR
           AND FISCAL YEAR-END OPTION/SAR VALUES(1)
             (DOLLAR FIGURES SHOWN IN THOUSANDS)

                   Shares                        Number of Securities
                  Acquired                      Underlying Unexercised
                      on          Value          Options/SARs at FY End
                                              __________________________
Name               Exercise     Realized(2)   Exercisable  Unexercisable
_____________      ________     ___________   ___________  _____________

Edwin L. Artzt    8,560           $309.4       464,080      64,000
John E. Pepper   37,000            931.9       290,000      45,000
Durk I. Jager    12,000            481.1       175,000      35,000
Harald Einsmann       0              0         180,200      24,000
Gordon F. Brunner     0              0         132,220      18,000

                        Value of Unexercised
                        In-the-Money
                        Options/SARs at FY End (3)
                        ___________________________
Name                    Exercisable   Unexercisable
_________________       ___________   _____________

Edwin L. Artzt          $7,746.6        $0.0
John E. Pepper           4,472.3         0.0
Durk I. Jager            2,846.3         0.0
Harald Einsmann          3,422.6         0.0
Gordon F. Brunner        2,350.7         0.0

(1)Optionees may satisfy the exercise price by submitting currently owned shares and/or cash. Income tax withholding obligations may be satisfied by electing to have the Company withhold shares otherwise issuable under the option/stock appreciation right (SAR) with a fair market value equal to such obligations.

(2)Options/SARs were granted for terms of up to ten years. The value realized on options/SARs exercised during the last fiscal year represents the total gain over the years the options/SARs were held by the executive. If this total gain is divided by the average number of years the options/SARs were held, a more relevant annualized gain is produced. The annualized gains (in thousands of dollars) on these option/SAR exercises were as follows:
   Mr. Artzt, $34.4; Mr. Pepper, $186.4; Mr. Jager, $60.1; Mr. Einsmann, $0; and Mr. Brunner, $0.

(3)The fair market value of the Company's Common Stock on June 30, 1994 ($54.0625 per share) minus the exercise price.

                     RETIREMENT BENEFITS

   Retirement benefits for U.S.-based executive officers are provided primarily by The Procter & Gamble Profit Sharing Trust and Employee Stock Ownership Plan. This is a defined contribution plan. Under the rules set by the Securities and Exchange Commission, these Company contributions are included in the Summary Compensation Table in the "All Other Compensation" column (see footnote (5) to such Table). In addition, Mr. Einsmann and Mr. Jager are enrolled in the Pension Plans of Procter & Gamble GmbH (Germany) and Procter & Gamble Benelux N.V. (Netherlands Branch), respectively, where they joined the Company. Mr. Jager is also enrolled in the Supplemental Retirement Plan for U.S.-based managers who previously participated in pension plans of international subsidiaries. These Plans are defined benefit plans funded by book reserves or insurance contracts in order to pay retirement benefits in cash. Given their age and service with the Company, their estimated annual benefit, if payable in the form of a straight annuity upon retirement at age 65, would be $854,437 for Mr. Einsmann and $171,798 for Mr. Jager.

          COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN

   The following graph compares the five-year cumulative total return of the Company's Common Stock as compared with the S&P 500 Stock Index and a weighted composite of the S&P Household Products Index, the S&P Paper & Forest Products Index, the S&P Cosmetics Index, the S&P Health Care Diversified Index and the S&P Foods Index weighted based on the Company's current fiscal year revenues.


                          {Performance Graph}


   The graph assumes a $100 investment made on July 1, 1989 and the reinvestment of all dividends, as follows:

                          Dollar Value of $100 Investment at June 30
                          __________________________________________
                 1989     1990     1991     1992     1993     1994
                 ____     ____     ____     ____     ____     ____
P&G Common       $100.00  $163.14  $148.51  $180.87  $209.02  $222.58
Composite Group  $100.00  $132.02  $145.60  $178.18  $192.17  $197.03
S&P 500          $100.00  $116.40  $125.01  $141.87  $161.14  $163.30

      SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

   The following tables give information concerning the beneficial ownership of the Company's Common and Series A and B ESOP Convertible Class A Preferred Stock by all Directors and nominees, all Directors and executive officers as a group, and the owners of more than five percent of the outstanding Series A and B ESOP Convertible Class A Preferred Stock, on August 12, 1994:

                           COMMON STOCK
                        Amount and Nature of Beneficial Ownership
                        Direct
                        (1) and                  Trusteeships
                        Profit      Right        and          Percent
                        Sharing     to           Family       of
Owner                   Plan (2)    Acquire (3)  Holdings(4)  Class
___________________   _________     ___________  __________  ________
David M. Abshire          800.0       --             --      (5)
Edwin L. Artzt        330,164.4     464,080.0        --      (5)
Norman R. Augustine     3,000.0            --        --      (5)
Donald R. Beall         1,750.0       --          1,000.0    (5)
Gordon F. Brunner      56,063.9     132,220.0       100.0    (5)
Richard B. Cheney         400.0       --             --      (5)
Harald Einsmann         8,594.0     180,200.0        --      (5)
Richard J. Ferris      28,800.0       --             --      (5)
Joseph T. Gorman        1,994.0       --             --      (5)
Robert A. Hanson        1,000.0       --             --      (5)
Durk I. Jager          36,622.4     175,000.0        --      (5)
Jerry R. Junkins        1,000.0       --             --      (5)
Joshua Lederberg       10,000.0       --          3,686.0    (5)
Charles R. Lee          2,500.0       --             --      (5)
John E. Pepper        336,376.9     290,000.0        --      (5)
John G. Smale          99,702.0       --         92,400.0    (5)
Robert D. Storey          400.0       --             --      (5)
Marina v.N. Whitman     2,400.0       --             --      (5)

37 Directors and
  executive
  officers,
  as a group        1,648,487.1   2,738,790.0   103,590.5  .656%

(1)    Sole discretion as to voting and investment of shares.
(2) Shares allocated to personal accounts of executive officers under appropriate Trust pursuant to The Procter & Gamble Profit Sharing Trust and Employee Stock Ownership Plan. Plan participants have sole discretion as to voting and, within limitations provided by the Plan, investment of shares. Shares are voted by the appropriate Trustees in accordance with instructions from participants. If instructions are not received by the Trustees as to the voting of particular shares, shares are to be voted in proportion to instructions actually received from other participants in the same Trust.
(3) If acquired, would have sole discretion as to voting and investment of shares.
(4) The individuals involved share voting and/or investment powers with other persons.
(5)    Less than .117% for any one Director.

             SERIES A ESOP CONVERTIBLE CLASS A PREFERRED STOCK
                           Amount and Nature of
                           Beneficial Ownership
                        __________________________
                        Profit                         Percent
                        Sharing                        of
Owner                   Plan (1)      Trusteeships     Series
____________________    ________      ____________     ______

David M. Abshire           -               -               -
Edwin L. Artzt          2,440.4            -             (2)
Norman R. Augustine       -                -               -
Donald R. Beall           -                -               -
Gordon F. Brunner       2,440.4            -             (2)
Richard B. Cheney         -                -               -
Harald Einsmann           -                -               -
Richard J. Ferris         -                -               -
Joseph T. Gorman          -                -               -
Robert A. Hanson          -                -               -
Durk I. Jager           2,417.6            -             (2)
Jerry R. Junkins          -                -               -
Joshua Lederberg          -                -               -
Charles R. Lee            -                -               -
John E. Pepper          2,440.4            -             (2)
John G. Smale             -                -               -
Robert D. Storey          -                -               -
Marina v.N. Whitman       -                -               -

37 Directors and
  executive
  officers,
  as a group           47,233.931          -           .138%

Employee Stock Ownership
  Trust of The Procter &
  Gamble Profit Sharing
  Trust and Employee Stock
  Ownership Plan, PO Box
  599, Cincinnati, Ohio
  45201-0599 (O. B. Butler,
  W. O. Coleman and
  C. C. Carroll, Trustees)--       24,242,460.9(3)     71.1%

(1) Shares allocated to personal accounts of executive officers under the Employee Stock Ownership Trust pursuant to The Procter & Gamble Profit Sharing Trust and Employee Stock Ownership Plan. Plan participants have sole discretion as to voting and, within limitations provided by the Plan, investment of shares. Shares are voted by the Trustees of such Trust in accordance with instructions from participants. If instructions are not received by the Trustees as to the voting of particular shares, shares are to be voted in proportion to instructions actually received from other participants in the Trust.
(2) Less than .008% for any one Director; by the terms of the stock, only persons who are or have been employees can have beneficial ownership of these shares.
(3) Unallocated shares. The voting of these shares is governed by the terms of the Plan, which provides that the Trustees shall vote unallocated shares held by them in proportion to instructions received from Trust participants as to voting of allocated shares. The disposition of these shares in connection with a tender offer would be governed by the terms of the Plan, which provides that the Trustees shall dispose of unallocated shares held by them in proportion to instructions received from Trust participants as to the disposition of allocated shares.

             SERIES B ESOP CONVERTIBLE CLASS A PREFERRED STOCK

                        Amount and Nature of Beneficial Ownership
                        Profit                          Percent
                        Sharing                         of
Owner                   Plan (1)      Trusteeships      Series

David M. Abshire          -                    -           -
Edwin L. Artzt          139.8                  -         (2)
Norman R. Augustine       -                    -           -
Donald R. Beall           -                    -           -
Gordon F. Brunner        39.2                  -         (2)
Richard B. Cheney         -                    -           -
Harald Einsmann           -                    -           -
Richard J. Ferris         -                    -           -
Joseph T. Gorman          -                    -           -
Robert A. Hanson          -                    -           -
Durk I. Jager             -                    -           -
Jerry R. Junkins          -                    -           -
Joshua Lederberg          -                    -           -
Charles R. Lee            -                    -           -
John E. Pepper           39.2                  -         (2)
John G. Smale           139.8                  -         (2)
Robert D. Storey          -                    -           -
Marina v.N. Whitman       -                    -           -

37 Directors and
  executive officers,
  as a group            576.2                  -       .003%

Employee Stock Ownership
  Trust of The Procter
  & Gamble Profit Sharing
  Trust and Employee Stock
  Ownership Plan, PO Box
  599, Cincinnati, Ohio
  45201-0599 (O. B. Butler,
  W. O. Coleman and
  C. C. Carroll, Trustees) -          17,473,011.3(3)  91.3%

(1) Shares allocated to personal accounts of current and former executive officers under the Employee Stock Ownership Trust pursuant to The Procter & Gamble Profit Sharing Trust and Employee Stock Ownership Plan. Plan participants have sole discretion as to voting and, within limitations provided by the Plan, investment of shares. Shares are voted by the Trustees of such Trust in accordance with instructions from participants. If instructions are not received by the Trustees as to the voting of particular shares, shares are to be voted in proportion to instructions actually received from other participants in the Trust.
(2)  Less than .0008% for any one Director.
(3) Unallocated shares. The voting of these shares is governed by the terms of the Plan, which provides that the Trustees shall vote unallocated shares held by them in proportion to instructions received from Trust participants as to voting of allocated shares. The disposition of these shares in connection with a tender offer would be governed by the terms of the Plan, which provides that the Trustees shall dispose of unallocated shares held by them in proportion to instructions received from Trust participants as to the disposition of allocated shares.

              REPORTING OF SECURITIES TRANSACTIONS

     Ownership of and transactions in Company stock by executive officers and Directors of the Company are required to be reported to the Securities and Exchange Commission pursuant to Section 16(a) of the Securities Exchange Act of 1934. On March 22, 1994, Jorge P. Montoya, Group Vice President, and a member of the Executive Committee, filed an amended Form 4 to correct the number of shares reported on February 28, 1994 as being held directly by him as an executive officer. The original report had inadvertently transposed two numbers. On August 11, 1994, Todd A. Garrett, Vice President-Worldwide Strategic Planning, Beauty Care Products, and a member of the Executive Committee, filed an amended Form 3 to report certain securities that were inadvertently omitted from his original Form 3 and two Form 5's to report certain transactions related to these securities over the past two fiscal years. On January 20, 1994, Mr. Garrett also filed amended Form 4's to correct an inadvertent omission of certain sales and transfers of shares on the Form 4's filed October 7, 1993 and October 29, 1993.

      TRANSACTIONS WITH EXECUTIVE OFFICERS, DIRECTORS AND OTHERS

   During the past fiscal year, the Company and its subsidiaries had no transaction in which any Director, or any member of the immediate family of any Director, had a material direct interest reportable under applicable rules of the Securities and Exchange Commission. In the normal course of business the Company had transactions with other corporations where certain Directors are or were executive officers; and the Company utilized the services of the law firm of Thompson, Hine and Flory in which Robert D. Storey, a Director, is a partner. None of the aforementioned matters was material in amount as to the Company, the corporations or law firm.

   During the past fiscal year, the Company and its subsidiaries had no transactions in which any executive officer of the Company, or any member of the immediate family of any such executive officer, had a material direct or indirect interest reportable under applicable rules of the Securities and Exchange Commission.

         PROPOSAL TO RATIFY APPOINTMENT OF INDEPENDENT AUDITORS

   The Board of Directors, acting upon the recommendation of the Audit Committee of the Board, has appointed the firm of Deloitte & Touche as the Company's independent auditors for fiscal year 1994-95. Although action by the shareholders in this matter is not required, the Board believes that it is appropriate to seek shareholder ratification of this appointment in light of the critical role played by independent auditors in maintaining the integrity of Company financial controls and reporting.

   The following proposal will therefore be presented for action at the annual meeting by direction of the Board of Directors:

     RESOLVED, That action by the Board of Directors appointing Deloitte & Touche as the Company's independent auditors to conduct the annual audit of the financial statements of the Company and its subsidiaries for the fiscal year ending June 30, 1995 is hereby ratified, confirmed and approved.

   THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS RESOLUTION FOR THE FOLLOWING REASONS:

   The Board of Directors first appointed Deloitte & Touche as the Company's independent auditors in 1890 and has reappointed them to this capacity each succeeding fiscal year. Deloitte & Touche has an outstanding reputation in the auditing field and has served the Company well over the intervening years. The Board of Directors and its Audit Committee believe that such firm clearly has the necessary personnel, professional qualifications and independence to continue to serve as the Company's independent auditors.

   In addition, Deloitte & Touche's longstanding service to the Company has given it a unique understanding of the operations of Procter & Gamble, thereby giving it a significant advantage over other firms in conducting a knowledgeable and efficient audit.

   One or more representatives of Deloitte & Touche will be in attendance at the annual meeting on October 11, 1994. The representatives will have the opportunity to make a statement, if desired, and will be available to respond to appropriate questions from shareholders.

   The affirmative vote of a majority of shares participating in the voting on this proposal is required for adoption of this resolution. Proxies will be voted FOR the resolution unless the Proxy Committee is instructed otherwise on a proxy returned to such Committee. Abstentions indicated on such a proxy card will not be counted as either "for" or "against" this proposal.

              PROPOSAL TO RATIFY THE PROCTER & GAMBLE
              1993 NON-EMPLOYEE DIRECTORS' STOCK PLAN

   On November 9, 1993, the Board of Directors approved for submission to the shareholders The Procter & Gamble 1993 Non-Employee Directors' Stock Plan as set forth in Appendix A to this proxy statement. The resolution which will be introduced at the shareholders meeting seeking approval of such Plan is as follows:

        RESOLVED, That The Procter & Gamble 1993 Non-Employee Directors' Stock Plan adopted by the Board of Directors, as set forth in Appendix A to the proxy statement for this meeting, is hereby ratified and authorized.

   THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS RESOLUTION FOR THE FOLLOWING REASONS:

   The Procter & Gamble 1993 Non-Employee Directors' Stock Plan (the "Plan") is designed to strengthen the alignment of interest between non-employee Directors (the "Participants") and the shareholders through the increased ownership of shares of the Company's Common Stock. This will be accomplished by allowing Participants to elect voluntarily to convert a portion or all of their fees for services as a Director into Common Stock.

   The Plan will be administered by the Compensation Committee (the "Committee") of the Board of Directors. The total number of shares of Common Stock that may be awarded each year will not exceed 25,000 shares. The shares awarded will be valued at the average of the high and low quotations for Common Stock of the Company on The New York Stock Exchange on the day of the transfer to a Participant. All shares awarded will be full shares, rounded up to the nearest whole share. The shares awarded may be subject to such conditions and restrictions, if any, as the Committee may determine.

   The Plan became effective as of January 1, 1994 subject to ratification before December 31, 1994 by the affirmative vote of the holders of a majority of the Common Stock of the Company present, or represented, and entitled to vote at a meeting duly held. Proxies will be voted FOR the resolution unless the Proxy Committee is instructed otherwise on a proxy returned to such Committee. Abstentions indicated on such a proxy card will be counted as a vote AGAINST this proposal. "Broker non-votes" specified on proxies returned by brokers holding shares for beneficial owners who have not provided instructions as to voting on this issue will be treated as not present for voting on this issue.

   Any shares awarded prior to approval of the Plan by the shareholders have been restricted until such approval is obtained and are subject to immediate forfeiture in the event such approval is not obtained in which case the Participants will receive the fees they would have received for their services as Directors since January 1, 1994 plus interest computed as of the end of each month at the prime rate then in effect at Morgan Guaranty Trust Company of New York. The Plan will terminate on December 31, 2003 unless a different termination date is fixed by the shareholders or by action of the Board of Directors, but no such termination shall affect the prior rights under the Plan of the Company or of anyone to whom shares have been transferred prior to such termination.

                     SHAREHOLDER PROPOSALS

   The following proposals, each of which is opposed by the Board of Directors, would require the affirmative vote of a majority of the votes cast on each such proposal for adoption.

SHAREHOLDER PROPOSAL NO. 1

   Evelyn Y. Davis, Watergate Office Building, 2600 Virginia Avenue, N.W., Suite 215, Washington, DC 20037, owning 200 shares of Common Stock of the Company, has given notice that she intends to present for action at the annual meeting the following resolution:

       RESOLVED: That the shareholders of P&G recommend that the Board of Directors take the necessary steps to reinstate the election of directors ANNUALLY, instead of the stagger system which was recently adopted.

   Mrs. Davis has submitted the following statement in support of her resolution:

       REASONS: Until recently, directors of P&G were elected annually by all shareholders.

       The great majority of New York Stock Exchange listed corporations elect all their directors each year.

       This insures that ALL directors will be more accountable to ALL shareholders each year and to a certain extent prevents the self-perpetuation of the Board.

       Last year the owners of 152,513,760 shares representing approximately 26.3% of shares voting, voted FOR this proposal.

       If you AGREE, please mark your proxy FOR this resolution.

   THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS RESOLUTION FOR THE FOLLOWING REASONS:

   The shareholders of Procter & Gamble decided, by action at the annual meeting of shareholders in 1985, that its Board of Directors shall be divided into three classes with Directors elected to staggered three-year terms. This was to insure continuity of experienced Board members.

   This exercise by Procter & Gamble shareholders of their rightful role in corporate governance has been challenged with this same resolution at every annual meeting since 1986. On each of these occasions, the shareholders confirmed that they wanted to retain the continuity of experienced Directors by having a classified Board of Directors with staggered terms. In each such year they defeated the proposal to return to annual election of the entire Board, with over 73% voting against it at the most recent shareholders meeting.

   This year's resolution and the arguments in support of it are identical to those in prior years. The Board of Directors agrees with the results of previous shareholder voting on this issue and again recommends a vote AGAINST the proposal.

   The affirmative vote of a majority of shares participating in the voting on this proposal is required for adoption of this resolution. Proxies will be voted AGAINST the resolution unless the Proxy Committee is instructed otherwise on a proxy returned to such Committee. Abstentions indicated on such a proxy card will not be counted as either "for" or "against" this proposal. "Broker non-votes" specified on proxies returned by brokers holding shares for beneficial owners who have not provided instructions as to voting on this issue will be treated as not present for voting on this issue.

SHAREHOLDER PROPOSAL NO. 2

   Alan Hevesi, Comptroller of the City of New York and custodian and trustee of the New York City Employees' Retirement System, 1 Centre Street, New York, NY 10007-2341, owning 2,235,174 shares of Common Stock of the Company, has given notice that they intend to present for action at the annual meeting the following resolution:

   WHEREAS WE BELIEVE:

      The responsible implementation of sound environmental policy increases long-term shareholder value by increasing efficiency, decreasing clean-up costs, reducing litigation, and enhancing public image and product attractiveness;

      Adherence to public standards for environmental performance gives a company greater public credibility than is achieved by following standards created by industry alone. In order to maximize public credibility and usefulness, such standards also need to reflect what investors and other stakeholders want to know about the environmental records of their companies;

      Standardized environmental reports will provide shareholders with useful information which allows comparison of performance against uniform standards and comparisons of progress over time. Companies can also attract new capital from investors seeking investments that are environmentally responsible, responsive, progressive, and which minimize the risk of environmental liability.

   AND WHEREAS:

      The Coalition for Environmentally Responsible Economies (CERES), which comprises large institutional investors with $150 billion in stockholdings (including shareholders of this Company), public interest representatives, and environmental experts, consulted with dozens of corporations and produced comprehensive public standards for both environmental performance and reporting. Over 50 companies, including the Sun Company, a Fortune-500 company, have endorsed the CERES Principles to demonstrate their commitment to public environmental accountability.

      In endorsing the CERES Principles, a company commits to work toward:

   1. Protection of the biosphere
   2. Sustainable use of natural resources and services
   3. Waste reduction and disposal
   4. Energy conservation
   5. Risk reduction
   6. Safe products
   7. Environmental restoration
   8. Informing the public
   9. Management commitment
   10.Audits and reports

      The full text of the CERES Principles and the accompanying CERES Report Form are available from CERES, 711 Atlantic Avenue, Boston MA 02110. Telephone: (617) 451-0927.

      Concerned investors are asking the Company to be publicly accountable for its environmental impact, including collaboration with this corporate, environmental, investor, and community coalition to develop:

       (a)standards for environmental performance and disclosure;
       (b)appropriate goals relative to these standards;
       (c) evaluation methods and tools for measurement of progress toward these goals; and
       (d)a format for public reporting of this progress.

      We believe this request is consistent with regulation adopted by the European Community for companies' voluntary participation in verified and publicly-reported eco-management and auditing.

      RESOLVED: Shareholders request the Company to endorse the CERES Principles as a commitment to be publicly accountable for its environmental impact.

   The New York City Employees' Retirement System has submitted the following statement in support of their resolution:

      We invite the Company to endorse the CERES Principles by:

       (1)stating its endorsement in a letter signed by a senior officer;
       (2)committing to implement the Principles; and
       (3)annually completing the CERES Report.

      Endorsing these Principles complements rather than supplants internal corporate environmental policies and procedures.

      We believe that without this public scrutiny, corporate environmental policies and reports lack the critical component of adherence to standards set not only by management but also by other stakeholders. Shareholders are asked to support this resolution, to encourage our Company to demonstrate environmental leadership and accountability for its environmental impact.

   THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS RESOLUTION FOR THE FOLLOWING REASONS:

   We believe adopting the CERES Principles would not provide any greater environmental protection and could divert resources to additional audit requirements and reports called for by the Principles.

   P&G supports the spirit of the CERES Principles and already has an Environmental Quality Policy that includes the following elements:

- - - -- Providing safe products, packaging and operations for employees, consumers and the environment;

- - - -- Reducing or preventing the environmental impact of the Company's products and packaging in their design, manufacture, distribution, use and disposal whenever possible;

- - - -- Ensuring that every employee understands and is responsible and accountable for incorporating environmental considerations in daily business activities.

   P&G continually strives to improve the environmental quality of its products through a steadfast commitment to innovation. For example, P&G has pioneered packaging reductions by introducing compact laundry detergents and product refills, substantially cutting the volume of material entering the waste stream. The Company also strives to improve the environmental performance of its manufacturing operations and has been a leader in applying Total Quality Management practices to this area.

   P&G is recognized around the world by many peer companies, policy-makers, environmental groups and consumers as an environmental leader. One reason, we believe, is that the Company is committed to continual environmental improvement.

   This commitment, along with publicly stated goals, an on-going program of audits and reports, and the requirement to comply with extensive regulation from localities, states, the U.S. federal government and other nations, already provides a strong basis of accountability to the public and shareholders alike.

   The Board does not believe that adoption of another set of principles, on top of the Company's strong environmental quality policy and programs, would help P&G better fulfill its commitment to environmental quality.

   Therefore, the Board of Directors recommends a vote AGAINST this proposal.

   The affirmative vote of a majority of shares participating in the voting on this proposal is required for adoption of this resolution. Proxies will be voted AGAINST the resolution unless the Proxy Committee is instructed otherwise on a proxy returned to such Committee. Abstentions indicated on such a proxy card will not be counted as either "for" or "against" this proposal. "Broker non-votes" specified on proxies returned by brokers holding shares for beneficial owners who have not provided instructions as to voting on this issue will be treated as not present for voting on this issue.

SHAREHOLDER PROPOSAL NO. 3

   Jayn Meinhardt, M.Ed., 1501 East McMillan, Cincinnati, Ohio 45206, owning 24 shares of Common Stock of the Company, and Sandy Caron, 3531 Glen Edge Lane, Cincinnati, Ohio 45213, owning 4,000 shares of Common Stock of the Company, have given notice that they intend to present for action at the annual meeting the following resolution:

       WHEREAS, Procter & Gamble manufactures over-the-counter cosmetics and non-medical household products; and

       WHEREAS, Procter & Gamble, its contractors or ingredient suppliers test the ingredients in these products, or the actual products themselves on animals; and

       WHEREAS, these animal tests are considered by Procter & Gamble to be a measuring stick of product safety for accidents or misuse of our products; and

       WHEREAS, through the "Up/down LD50", the "Low Volume Eye Tests"
   (LVET) and other tests, corneal and other tissue damage and actual deaths may occur to the animals; and

       WHEREAS, the public has no way of ascertaining when they purchase a product if said product or its ingredients have caused harm to or killed animals,

       BE IT RESOLVED THAT it is recommended to the Board of Directors that Procter & Gamble will release to the public, through product labeling, the results of our "Up/down LD50", "Low Volume Eye Test", or other tests on animals, on these over-the-counter cosmetics and non-medical household products.

   Ms. Meinhardt and Ms. Caron have submitted the following statement in support of their resolution:

       Because the stated intent of Procter & Gamble's animal tests is to ascertain if products will cause harm to people, it would be in our company's best interests to allow the public to know if a finished product, or any of its ingredients, has blinded, caused tissue damage to, or killed animals.

       As consumer interest grows in product labeling, this information will alert parents, and others, to the specific injuries (or deaths) that occurred to test animals, so that they can make informed choices. It is our understanding that the scientists who conduct safety tests at our company's product testing laboratories are only allowed to identify products or ingredients by codes, and even these scientists have no way of independently ascertaining if a substance that killed animals is later marketed.

       Many parents (and others) now believe that if a product or its ingredients have caused harm to animals that product will not be marketed. If products, or their ingredients, have caused tissue damage to animals, and these results are supposed to be applicable to similar reactions in humans, we believe the public has the right to this knowledge.

   THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS RESOLUTION FOR THE FOLLOWING REASONS:

   First, the type of product labeling suggested in this proposal is unnecessary.

   Several federal government agencies, including the U.S. Food and Drug Administration, already mandate strict labeling guidelines for consumer products. P&G follows these guidelines. As a result, we already provide consumers with label information they need to make "informed decisions," the expressed intent of this proposal.

   P&G products are proven safe for their intended uses and foreseeable misuse. If there are risks associated with our products or their ingredients, these risks are already pointed out on the labels, as required by law. For example, products which shouldn't be ingested say: "For external use only."

   Second, the labeling proposed could actually mislead consumers.

   The purpose of safety or warning labels is to give people good, simple information they can use. In fact, the regulatory agencies responsible for consumer product labeling discourage labeling which isn't clearly actionable or where individual pieces of research data aren't directly relevant to the total safety picture of the product.

   When animal tests are used to establish the safety of a new ingredient or product, they're only one part of a total safety assessment. Isolating a single piece of such an assessment -- and labeling the product as "toxic to animals" -- could needlessly alarm people about the true safety of that product.

   Consider, for example, cleaning and personal care products containing salt, an ingredient commonly used as a thickener. Used this way, salt is safe. However, at very high levels, it can be toxic to animals and people. Under this proposal, we would be required to label products containing salt as toxic to animals. The same holds true for many common ingredients.
This kind of labeling would only confuse people.

   Finally, this proposal essentially duplicates other resolutions on animal testing in recent years which our shareholders have overwhelmingly defeated.

   These proposals have been defeated because the vast majority of our shareholders support our policy. They understand we are fulfilling our responsibility to ensure our products are safe. They understand we use animals only if other methods cannot assure us and international regulatory authorities of that safety. They understand that we always use the smallest number of animals possible and treat those animals humanely and with respect. And they appreciate the strong progress we continue to make in reducing our use of animals in safety testing, including by developing and using alternative test methods.

   P&G gives consumers the information they need about our products on the label, and we comply with all labeling laws. The labeling required by this proposal, though, would be excessive and misleading to consumers about the safety of our brands.

   Accordingly, the Board of Directors recommends a vote AGAINST this proposal.

   The affirmative vote of a majority of shares participating in the voting on this proposal is required for adoption of this resolution. Proxies will be voted AGAINST the resolution unless the Proxy Committee is instructed otherwise on a proxy returned to such Committee. Abstentions indicated on such a proxy card will not be counted as either "for" or "against" this proposal. "Broker non-votes" specified on proxies returned by brokers holding shares for beneficial owners who have not provided instructions as to voting on this issue will be treated as not present for voting on this issue.

                           1995 ANNUAL MEETING DATE

   It is anticipated that the 1995 annual meeting of shareholders will be held on Tuesday, October 10, 1995. Pursuant to regulations issued by the Securities and Exchange Commission, to be considered for inclusion in the Company's proxy statement for presentation at that meeting, all shareholder proposals must be received by the Company on or before the close of business on Friday, May 5, 1995.

                               OTHER MATTERS

   No action will be taken with regard to the minutes of the annual meeting of shareholders held October 12, 1993 unless they have been incorrectly recorded.

   The Board of Directors knows of no other matters which will come before the meeting. However, if any matters other than those set forth in the notice should be properly presented for action, the persons named in the proxy intend to take such action as will be in harmony with the policies of the Company and, in that connection, will use their discretion.

                               APPENDIX A


           THE PROCTER & GAMBLE 1993 NON-EMPLOYEE DIRECTORS'
                               STOCK PLAN

ARTICLE A -- PURPOSE.

     The purpose of The Procter & Gamble 1993 Non-Employee Directors' Stock Plan (hereinafter referred to as the "Plan") is to strengthen the alignment of interests between non-employee directors (hereinafter referred to as "Participants") and the shareholders of The Procter & Gamble Company (hereinafter referred to as the "Company") through the increased ownership of shares of the Company's Common Stock. This will be accomplished by allowing Participants to elect voluntarily to convert a portion or all of their fees for services as a director into Common Stock.

ARTICLE B -- ADMINISTRATION.

     1. The Plan shall be administered by the Compensation Committee (hereinafter referred to as the "Committee") of the Board of Directors of the Company (hereinafter referred to as the "Board"), or such other committee as may be designated by the Board. The Committee shall consist of not less than three (3) members of the Board who are neither officers nor employees, or members of the Board who are "disinterested persons" as defined in Rule 16b-3 under the Securities Exchange Act of 1934, as amended (hereinafter referred to as the "1934 Act"), or any successor rule or definition adopted by the Securities and Exchange Commission, to be appointed by the Board from time to time and to serve at the discretion of the Board.

     2. It shall be the duty of the Committee to administer this Plan in accordance with its provisions and to make such recommendations of amendments or otherwise as it deem necessary or appropriate. A decision by a majority of the Committee shall govern all actions of the Committee.

     3. Subject to the express provisions of this Plan, the Committee shall have authority to allow Participants the right to elect to receive fees for services as a director in either cash or an equivalent amount of whole shares of Common Stock of the Company, or partly in cash and partly in whole shares of the Common Stock of the Company, subject to such conditions or restrictions, if any, as the Committee may determine. The Committee also has the authority to make all other determinations it deems necessary or advisable for administering this Plan.

     4. The Committee may establish from time to time such regulations, provisions, and procedures within the terms of this Plan as, in its opinion, may be advisable in the administration of this Plan.

     5. The Committee may designate the Secretary of the Company or other employees of the Company to assist the Committee in the administration of this Plan and may grant authority to such persons to execute documents on behalf of the Committee.

ARTICLE C -- PARTICIPATION.

     Participation in the Plan shall be limited to all non-employee Directors of the Company.

ARTICLE D -- LIMITATION ON NUMBER OF SHARES FOR THE PLAN.

     1. The total number of shares of Common Stock of the Company that may be awarded each year shall not exceed 25,000 shares.

     2. Shares transferred or reserved for purposes of the Plan will be subject to appropriate adjustment in the event of future stock splits, stock dividends or other changes in capitalization; following any such change, the term "Common Stock" or "shares of Common Stock" of the Company, as used in the Plan, shall be deemed to refer to such class of shares or other securities as may be applicable.

ARTICLE E -- SHARES SUBJECT TO USE UNDER THE PLAN.

     Shares of Common Stock to be awarded under the terms of this Plan shall be treasury shares.

ARTICLE F -- TRANSFER OF SHARES.

     1. The Committee may transfer Common Stock of the Company under the Plan subject to such conditions or restrictions, if any, as the Committee may determine. The conditions and restrictions may vary from time to time and may be set forth in agreements between the Company and the Participant or in the awards of stock to them, all as the Committee determines.

     2. The shares awarded shall be valued at the average of the high and low quotations for Common Stock of the Company on the New York Stock Exchange on the day of the transfer to a Participant. All shares awarded shall be full shares, rounded up to the nearest whole share.

ARTICLE G -- ADDITIONAL PROVISIONS.

     1. The Board may, at any time, repeal this Plan or may amend it from time to time except that no such amendment may amend this paragraph, increase the annual aggregate number of shares subject to this Plan, or
alter the persons eligible to participate in this Plan.   The Participants
and the Company shall be bound by any such amendments as of their effective dates, but if any outstanding awards are affected, notice thereof shall be given to the holders of such awards and such amendments shall not be applicable to such holder without his or her written consent. If this Plan is repealed in its entirety, all theretofore awarded shares subject to conditions or restrictions transferred pursuant to this Plan shall continue to be subject to such conditions or restrictions.

     2. Every recipient of shares pursuant to this Plan shall be bound by the terms and provisions of this Plan and of the transfer of shares agreement referable thereto, and the acceptance of any transfer of shares pursuant to this Plan shall constitute a binding agreement between the recipient and the Company.

ARTICLE H -- DURATION OF PLAN.

     This Plan shall become effective as of January 1, 1994 subject to ratification before December 31, 1994 by the affirmative vote of the holders of a majority of the Common Stock of the Company present, or represented, and entitled to vote at a meeting duly held. Any shares awarded prior to approval of the Plan by the shareholders must be restricted until such approval is obtained and shall be subject to immediate forfeiture in the event such approval is not obtained in which case the Participants would receive the fees they would have received for their services as Directors since January 1, 1994 plus interest computed as of the end of each month at the prime rate then in effect at Morgan Guaranty Trust Company of New York. This Plan will terminate on December 31, 2003 unless a different termination date is fixed by the shareholders or by action of the Board but no such termination shall affect the prior rights under this Plan of the Company or of anyone to whom shares have been transferred prior to such termination.

                        PRINTED WITH
                          SOY INK
                 PRINTED ON RECYCLED PAPER

#038-7079

                         THE PROCTER & GAMBLE COMPANY
P&G                        Shareholder's Proxy Card

          Annual Meeting of Shareholders--Tuesday, October 11, 1994

     The undersigned hereby appoints Edwin L. Artzt, John E. Pepper and Durk I. Jager, and each of them, as proxies to attend the annual meeting of shareholders of the Company to be held on Tuesday, October 11, 1994 at 12 o'clock noon in Cincinnati, Ohio and any adjournment thereof and vote shares of Common Stock held by the undersigned directly or via the Company's Dividend Reinvestment Plan or Stock Investment Program as indicated on the reverse side of this card: for the election of Directors; upon the Board of Directors and shareholder proposals listed; and, finally, upon such other matters as may properly come before the meeting.

     THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE PROCTER & GAMBLE COMPANY PURSUANT TO A SEPARATE NOTICE OF ANNUAL MEETING AND PROXY STATEMENT, RECEIPT OF WHICH IS HEREBY ACKNOWLEDGED. THIS CARD SHOULD BE MAILED IN THE ENCLOSED ENVELOPE IN TIME TO REACH THE COMPANY'S PROXY TABULATOR, CHEMICAL BANK, CHURCH STREET STATION, PO BOX 24966, NEW YORK, NY 10242-4966, BY 9:00 A.M. ON TUESDAY, OCTOBER 11, 1994. INDIVIDUAL PROXY VOTING WILL BE KEPT CONFIDENTIAL BY CHEMICAL BANK AND NOT PROVIDED TO THE COMPANY.

                   (CONTINUED AND TO BE SIGNED ON OTHER SIDE)
______________________________________________________________________
                             FOLD AND DETACH HERE





                PLEASE REMOVE THIS PORTION BEFORE RETURNING PROXY

                    (CONTINUED FROM OTHER SIDE)

P&G    THE PROCTER & GAMBLE COMPANY    Please mark your
                                       votes as this in       X
      ______________                   blue or black ink
      Account Number

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE FOLLOWING ACTIONS OR PROPOSALS (AS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT). IF YOU SIGN AND RETURN THIS CARD WITHOUT MARKING, THIS PROXY CARD WILL BE TREATED AS BEING FOR EACH ITEM.

ELECTION OF DIRECTORS (terms expiring in 1997)
Nominees:  David M. Abshire, Edwin L. Artzt, Norman R. Augustine,
           Richard J. Ferris, John G. Smale, Marina v.N. Whitman

FOR*    WITHHELD    *EXCEPT:______________
___       ___        _____________________

RATIFY APPOINTMENT OF INDEPENDENT AUDITORS

FOR     AGAINST      ABSTAIN
___       ___          ___

RATIFY ADOPTION OF 1993 NON-EMPLOYEE
DIRECTORS' STOCK PLAN

FOR     AGAINST      ABSTAIN
___       ___          ___

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE FOLLOWING
SHAREHOLDER PROPOSALS (AS DESCRIBED IN THE ACCOMPANYING PROXY
STATEMENT), IF PRESENTED AT THE ANNUAL MEETING.  IF YOU SIGN AND
RETURN THIS CARD WITHOUT MARKING, THIS PROXY CARD WILL BE TREATED AS BEING AGAINST EACH PROPOSAL.

1.  BOARD OF DIRECTORS TERMS

    FOR     AGAINST      ABSTAIN
    ___       ___          ___

2.  ENDORSE CERES PRINCIPLES

    FOR     AGAINST      ABSTAIN
    ___       ___          ___

3.  ANIMAL TESTING LABELING

    FOR     AGAINST      ABSTAIN
    ___       ___          ___

                              PLEASE SIGN HERE exactly as
                              your name(s) appears to the left.

                              Give title if you sign as executor,
                              administrator, trustee, guardian
                              or corporate officer.

                              Signature

                              Signature

                              Date

                      Printed on recycled paper
_______________________________________________________________________
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             PLEASE REMOVE THIS PORTION BEFORE RETURNING PROXY

                         THE PROCTER & GAMBLE COMPANY
P&G
                     Shareholder's Proxy and Confidential

                           Voting Instruction Card

         Annual Meeting of Shareholders--Tuesday, October 11, 1994

     The undersigned hereby appoints Edwin L. Artzt, John E. Pepper and Durk I. Jager, and each of them (with respect to any shares of Common Stock held by the undersigned directly or via the Company's Stock Investment Program) as proxies to attend the annual meeting of shareholders of the Company to be held on Tuesday, October 11, 1994 at 12 o'clock noon in Cincinnati, Ohio and any adjournment thereof and vote, and directs the Trustees of the Long-term Incentive Trust or the Retirement Distribution Trust and the Employee Stock Ownership Trust of The Procter & Gamble Profit Sharing Trust and Employee Stock Ownership Plan (as applicable, with respect to shares of Common Stock and Series A and B ESOP Convertible Class A Preferred Stock held for the benefit of the undersigned) and/or the Trustees of The Procter & Gamble/Noxell Transitional Plan to vote in person or by proxy at such annual meeting, all shares held by or for the benefit of the undersigned as indicated on the reverse side of this card: for the election of Directors; upon the Board of Directors and shareholder proposals listed; and, finally, upon such other matters as may properly come before the meeting.

     THIS PROXY/VOTING INSTRUCTION CARD IS SOLICITED JOINTLY BY THE BOARD OF DIRECTORS OF THE PROCTER & GAMBLE COMPANY AND THE TRUSTEES OF THE PLAN TRUSTS LISTED ABOVE PURSUANT TO A SEPARATE NOTICE OF ANNUAL MEETING AND PROXY STATEMENT, RECEIPT OF WHICH IS HEREBY ACKNOWLEDGED. THIS CARD SHOULD BE MAILED IN THE ENCLOSED ENVELOPE IN TIME TO REACH THE COMPANY'S PROXY TABULATOR, CHEMICAL BANK, CHURCH STREET STATION, PO BOX 24966, NEW YORK, NY 10242-4966, BY 9:00 A.M. ON TUESDAY, OCTOBER 11 FOR COMMON SHARES TO BE VOTED AND 5:00 P.M. ON MONDAY, OCTOBER 10, 1994 FOR THE TRUSTEES TO VOTE THE PLAN SHARES. CHEMICAL BANK WILL REPORT SEPARATELY TO THE PROXY COMMITTEE AND TO THE TRUSTEES AS TO PROXIES RECEIVED AND VOTING INSTRUCTIONS PROVIDED, RESPECTIVELY. INDIVIDUAL PROXY VOTING AND VOTING INSTRUCTIONS WILL BE KEPT CONFIDENTIAL BY CHEMICAL BANK AND NOT PROVIDED TO THE COMPANY.

     The Trustees of each Trust will vote shares of the Company's Common Stock held by them for which instructions are not received in direct proportion to the voting of shares for which instructions have been received, provided that such voting is not contrary to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). The Trustees will vote unallocated shares, and allocated shares for which instructions are not received, of the Company's Series A and B ESOP Convertible Class A Preferred Stock in direct proportion to voting by allocated shares of such Series, in aggregate, for which instructions have been received, provided that such voting is not contrary to ERISA.

                   (CONTINUED AND TO BE SIGNED ON OTHER SIDE)
________________________________________________________________________
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                PLEASE REMOVE THIS PORTION BEFORE RETURNING PROXY

                          (Continued from other side)

P&G     THE PROCTER & GAMBLE COMPANY    Please mark your
                                        votes as this in       X
                                        blue or black ink

      _____________
      Account Number

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE FOLLOWING ACTIONS OR PROPOSALS (AS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT). IF YOU SIGN AND RETURN THIS CARD WITHOUT MARKING, THIS PROXY CARD WILL BE TREATED AS BEING FOR EACH ITEM.

ELECTION OF DIRECTORS (terms expiring in 1997)
Nominees:  David M. Abshire, Edwin L. Artzt, Norman R. Augustine,
           Richard J. Ferris, John G. Smale, Marina v.N. Whitman

FOR*    WITHHELD    *EXCEPT:______________
___       ___        _____________________

RATIFY APPOINTMENT OF INDEPENDENT AUDITORS

FOR     AGAINST      ABSTAIN
___       ___          ___

RATIFY ADOPTION OF 1993 NON-EMPLOYEE
DIRECTORS' STOCK PLAN

FOR     AGAINST      ABSTAIN
___       ___          ___

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE FOLLOWING
SHAREHOLDER PROPOSALS (AS DESCRIBED IN THE ACCOMPANYING PROXY
STATEMENT), IF PRESENTED AT THE ANNUAL MEETING.  IF YOU SIGN AND
RETURN THIS CARD WITHOUT MARKING, THIS PROXY CARD WILL BE TREATED AS BEING AGAINST EACH PROPOSAL.

1.  BOARD OF DIRECTORS TERMS

    FOR     AGAINST      ABSTAIN
    ___       ___          ___

2.  ENDORSE CERES PRINCIPLES

    FOR     AGAINST      ABSTAIN
    ___       ___          ___

3.  ANIMAL TESTING LABELING

    FOR     AGAINST      ABSTAIN
    ___       ___          ___



                             PLEASE SIGN HERE exactly as
                             your name appears to the left
                             Signature

                             Date

                         Printed on recycled paper
________________________________________________________________________
                           FOLD AND DETACH HERE






               PLEASE REMOVE THIS PORTION BEFORE RETURNING PROXY